SCHEDULE 14A INFORMATION
                   Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]
Check the appropriate box:
[  ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[  ] Definitive Additional Materials
[  ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section
240.14a-12

                          OAK INDUSTRIES INC.
             (Name of Registrant as Specified In Its Charter)

                                 N/A
              (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):
[X]  No fee required.
[  ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-
11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

1 Set forth the amount on which the filing fees is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule or Registration Statement No.:

     3)  Filing party:

     4)  Date Filed:





                              Oak Industries Inc.


To the Stockholders of Oak Industries Inc.:

   You are cordially invited to attend the Annual Meeting of Stockholders of Oak Industries Inc. to be held at the Hyatt Regency La Jolla at Aventine, 3777 La Jolla Village Drive, San Diego, California, on Wednesday, April 16, 1997 at 9:30 a.m., Pacific Daylight Time. Official notice of the meeting and Oak's proxy statement are attached. A proxy card is also enclosed.

   Whether or not you attend the meeting, please sign and return the enclosed proxy card promptly; your vote is important.

   On behalf of the Board of Directors and the management of your company, thank you for your cooperation and continued support.

                                             Sincerely,

                                             /s/William S. Antle III
                                             William S. Antle III
                                             Chairman,
                                             Chief Executive Officer
                                             and President

Waltham, MA
March 11, 1997


                         Oak Industries Inc.
                         1000 Winter Street
                         Waltham, MA  02154
                       Telephone (617) 890-0400

              NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
                              APRIL 16, 1997

TO THE STOCKHOLDERS OF OAK INDUSTRIES INC.:

   The Annual Meeting of Stockholders of Oak Industries Inc., a Delaware corporation (the "Company"), will be held at the Hyatt Regency La Jolla at Aventine, 3777 La Jolla Village Drive, San Diego, California, on Wednesday, April 16, 1997 at 9:30 a.m., Pacific Daylight Time, for the following purposes:

   1. To fix the number of directors at eight and to elect a Board of Directors for the ensuing year;

   2. To ratify the appointment of Price Waterhouse LLP as the independent accountants of the Company for fiscal year 1997; and

   3. To transact such other business as may properly come before the meeting or any adjournment thereof.
Stockholders of record at the close of business on February 19, 1997 will be entitled to vote at the meeting and at any adjournment thereof.

   ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. HOWEVER, THE COMPANY URGES YOU TO ASSURE YOUR REPRESENTATION AT THE MEETING BY SIGNING AND RETURNING THE ENCLOSED PROXY IN THE POSTAGE PREPAID ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE. THE GIVING OF YOUR PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.


                           By order of the Board of Directors,


                           /s/Coleman S. Hicks
                           Coleman S. Hicks
                           Senior Vice President,
                           General Counsel and Secretary
March 11, 1997


                       OAK INDUSTRIES INC.
                       1000 WINTER STREET
                  WALTHAM, MASSACHUSETTS  02154

                         PROXY STATEMENT

                         MARCH 11, 1997

            SOLICITATION OF PROXY, REVOCABILITY AND VOTING

   THE ENCLOSED PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF OAK INDUSTRIES INC. (THE "COMPANY"), FOR USE AT THE ANNUAL MEETING OF STOCKHOLDERS (THE "ANNUAL MEETING"), TO BE HELD AT THE HYATT REGENCY LA JOLLA AT AVENTINE, 3777 LA JOLLA VILLAGE DRIVE, SAN DIEGO, CALIFORNIA, ON WEDNESDAY, APRIL 16, 1997 AT 9:30 A.M., PACIFIC DAYLIGHT TIME OR ANY ADJOURNMENTS THEREOF. A stockholder giving a proxy has the power to revoke it at any time before it is exercised by filing with the Secretary of the Company either an instrument revoking the proxy or a duly executed proxy bearing a later date. A proxy will be revoked automatically if the stockholder who executed it is present at the meeting and votes in person. Unless contrary instructions are indicated on the proxy, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted (i) FOR the election of the nominees for director named herein, (ii) FOR the ratification of the appointment of Price Waterhouse LLP as independent accountants for the Company's fiscal year 1997, and (iii) in the discretion of the named proxies on any other business as may properly come before the meeting or any adjournment thereof. This proxy statement and the accompanying proxy are being mailed to stockholders on or about March 11, 1997.

   Holders of record of the Company's common stock, $0.01 par value per share (the "Common Stock"), outstanding at the close of business on February 19, 1997 are entitled to one vote for each share of Common Stock held. At that time, 18,236,272 shares of Common Stock were outstanding, each entitling its holder to one non-cumulative vote on each matter properly brought before the Annual Meeting. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspector appointed for the meeting and will determine whether or not a quorum is present. The election inspector treats abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but that are unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter. Where a choice has been specified on the proxy with respect to the matters set forth above, the shares represented by the proxy will be voted in accordance with the specification and will be voted FOR if no specification is indicated.

               SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

   The following table sets forth, as of February 19, 1997, the name of each person who, to the knowledge of the Company, may be deemed to own beneficially more than 5% of the shares of Common Stock of the Company outstanding at such date, the number of shares owned by each of such persons and the percentage of the outstanding shares represented thereby.



                                                Amount and
                                                Nature of
Name and Address of                             Beneficial                    Percent
Beneficial Owner                                Ownership                     of Class
----------------                              ------------                   ----------

FMR Corp.                                        2,250,670(1)                    12.34%
82 Devonshire Street
Boston, MA  02109
The Hartford Investment Management Company         936,000(2)                     5.13
200 Hopmeadow Street
Simsbury, CT  06070

J. and W. Seligman and Co. Incorporated          2,466,232(3)                    13.52
100 Park Avenue
New York, NY  10017

Lazard Freres and Co. LLC                        1,059,800(4)                     5.81
30 Rockefeller Plaza
New York, NY  10020

Wellington Management Company, LLP               1,657,100(5)                     9.09
75 State Street
Boston, MA  02109

(1) Based on Amendment No. 1 to Schedule 13G filed February 14, 1997 indicating that: (i) FMR Corp., through its control of Fidelity Management and Research Company ("Fidelity"), and Edward C. Johnson and Abigail P. Johnson, through their control of FMR Corp., may be deemed to own 1,780,700 of these shares beneficially (having only sole dispositive power) as a result of Fidelity's acting as investment advisor to various investment companies, one of which (Fidelity Growth and Income Fund), may be deemed to own beneficially 1,530,400 shares of the Company's Common Stock; and (ii) FMR Corp., through its control of Fidelity Management Trust Company ("FMTC"), and Edward C. Johnson and Abigail P. Johnson through their control of FMR Corp., may be deemed to own 469,970 of these shares beneficially (having sole voting power of 220,070 of the foregoing shares and sole dispositive power over all 469,970 of the foregoing shares) as a result of FMTC's acting as investment manager of certain institutional accounts.

(2) Based on Schedule 13G dated February 10, 1997 indicating shared voting and dispositive voting power of these shares with (i) Hartford Capital Appreciation Fund, Inc. (as a registered management investment company), having beneficial ownership of 917,400 shares, (ii) Hartford Small Company Fund, Inc., having beneficial ownership of 14,400 shares,
(iii) ITT Hartford Capital Appreciation Fund, having beneficial ownership of 2,700 shares, and ITT Hartford Small Company Fund, having beneficial ownership of 1,500 shares. The Hartford Investment Management Company acts as a management investment advisor to the foregoing funds.

(3) Based on Amendment No. 1 to 13G dated February 13, 1997 indicating sole voting power with respect to 2,251,130 shares and sole dispositive power with respect to 2,466,232 shares.

(4) Based on Amendment No. 1 to Schedule 13G dated February 14, 1997 indicating sole voting power with respect to 988,300 shares and sole dispositive power with respect to 1,059,800 shares.

(5) Based on Schedule 13G dated January 24, 1997 indicating shared voting and dispositive power.



            SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth, as of February 19, 1997, certain information with respect to the number of shares of Common Stock of the Company beneficially owned by its directors and executive officers and the percentage of the outstanding shares represented thereby.



                                                     Number of             Percent of
   Name of Beneficial Owner                          Shares(1)               Class
   -------------------------                         ---------            -----------
William S. Antle III                           571,620(2)(3)(4)(5)           3.06%
Beth L. Bronner                                  2,000(6)                       *
Daniel W. Derbes                                56,225(2)(6)(7)                 *
Coleman S. Hicks                                86,143(4)(5)(8)                 *
Roderick M. Hills                              114,801(2)(6)(9)                 *
George W. Leisz                                 40,945(2)(6)                    *
Pamela F. Lenehan                              116,906(4)(5)(8)                 *
Francis J. Lunger                               51,884(4)(5)(8)                 *
Gilbert E. Matthews                             29,225(2)(6)                    *
Christopher H. B. Mills                         33,125(2)(6)(10)                *
Elliot L. Richardson                            30,225(2)(6)                    *
All current executive officers and directors
as a group (11 persons)                      1,133,099(11)                   6.00%
-----------------------


    *    Constitutes less than 1% of the total shares outstanding.
   (1) Nature of beneficial ownership is direct and arises from sole voting and investment power, unless otherwise indicated by footnote.
   (2) Includes the following shares subject to options becoming exercisable by the following directors within sixty days: Mr. Antle, 385,900; Ms. Bronner, 1,000 shares; Mr. Derbes, 29,225 shares; Mr. Hills, 29,225 shares; Mr. Leisz, 29,225 shares; Mr. Matthews, 9,225 shares; Mr. Mills, 9,225 shares; and Mr. Richardson, 29,225 shares.
   (3) Includes 1,200 shares held by his spouse as to which Mr. Antle disclaims beneficial ownership and 200 shares held directly in trust.
   (4) Includes the following shares awarded to the following executive officers as restricted stock under the Company's 1995 Stock Option and Restricted Stock Plan that remain subject to restriction on disposition until January 1, 2000: Mr. Antle, 40,000; each of Messrs. Hicks and Lunger, and Ms. Lenehan, 25,000 shares.
   (5) Includes common stock equivalents attributable to the following executive officers in the Company's Supplemental Retirement Income Plan as follows: Mr. Antle, 9,993 shares; Mr. Hicks, 1,463 shares; Ms. Lenehan, 1,816 shares; and Mr. Lunger, 665 shares.
   (6) Includes 1,000 shares that have been awarded as part of such Director's annual compensation package; such shares are subject to restrictions on disposition for a period of five years from their grant dates.
   (7)   Includes 26,000 shares held indirectly in trust.
   (8) Includes the following shares subject to options becoming exercisable by the following executive officers within sixty days: Mr. Hicks, 34,680; Ms. Lenehan, 60,090; and Mr. Lunger, 26,179.
   (9) Includes (i) 67,799 shares held indirectly by the Hills Family Limited Partnership, of which Mr. Hills is a general partner; Mr. Hills disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein, and (ii) 8,174 shares held indirectly by his spouse as to which he disclaims beneficial ownership.
   (10) As a Director of North American Smaller Companies Trust PLC and J O Hambro, Mr. Mills may be deemed to hold shared voting and investment power of 12,900 shares as to which he disclaims beneficial ownership.
   (11) Includes 643,199 shares subject to options becoming exercisable within sixty days by directors and executive officers of the Company.




                           ELECTION OF DIRECTORS

   A board of eight directors is to be elected at the Annual Meeting. The term of office for each person elected as a director will continue until the 1998 Annual Meeting of Stockholders or until such person's successor has been elected and qualified. All nominees have consented to be named and have indicated their intent to serve if elected. If, for any reason, any nominee for director shall become unavailable for election, which management does not anticipate, discretionary authority may be exercised to vote for a substitute nominee. The nominees who receive the highest number of votes cast at the Annual Meeting by the holders of shares entitled to vote will be elected as directors. Accordingly, abstentions and broker non-votes will not affect the outcome of the election of directors. Unless otherwise instructed, proxy holders will vote the proxies received by them for the eight nominees named below. Each of the nominees is currently serving as a director.

    Names of the eight nominees and certain information about them are set forth below:


NOMINEES

                                                                                Director
          Name, Principal Occupation and Directorships                  Age       Since
          --------------------------------------------                  ---       -----
William S. Antle III---------------------------------------------------  52        1990
Chairman of the Board of Directors since May, 1996; Chief
Executive Officer and President of the Company since December
1989; also, Director of ESCO Electronics Corporation, GenRad, Inc.
and New England Investment Companies, Inc.

Beth L. Bronner--------------------------------------------------------  45        1996
Vice President, Citibank since September, 1996; Vice President for
Emerging Markets, ATandT Domestic Services, July 1994 to June 1996;
President, Revlon Professional, North America, August 1992 to
June 1994,Executive Vice President, Beauty Care and Professional
Products, Revlon, Inc., January 1, 1992 to August 1992; also,
Director of the Hain Food Group.

Daniel W. Derbes-------------------------------------------------------  66        1989
President of Signal Ventures since 1989; also, Director of
San Diego Gas and Electric Co., Pacific Diversified Capital,
WD-40 Company, Enova Inc.

Roderick M. Hills------------------------------------------------------  66        1985
Vice Chairman of the Company's Board of Directors since June
1989; Chairman of the Audit Committee of the Board of Directors
since May, 1996.  President of Hills Enterprises Ltd. since 1987;
also served successively as a partner of and/or a consultant to the law firms of Donovan Leisure Rogovin Huge and Schiller, Shea and
Gould and Mudge Rose Guthrie Alexander and Ferdon from May of 1989 until  June of 1995; also, Director of Federal-Mogul Corporation.

George W. Leisz--------------------------------------------------------  73        1989
Chairman of the Compensation Committee of the Board of Directors
since June 1989; Managing Partner, Carlisle Enterprises, L.P. since
1989; also, Director of Impact Solutions Corp., Quantum Magnetics Inc.
and Centrifugal Corporation.


Gilbert E. Matthews----------------------------------------------------  66        1989
Senior Managing Director of Sutter Securities Incorporated since
December 1995; Senior Managing Director of Bear, Stearns and Co. Inc.
from 1986 to December 1995.

Christopher H. B. Mills------------------------------------------------  44        1989
Managing Director, North Atlantic Smaller Companies Trust since
1985; Chief Executive Officer, Growth Financial Services Ltd.
since 1984; also, Director of J O Hambro and D.S. Bancorp.

Elliot L. Richardson---------------------------------------------------  76        1989
Retired partner of the law firm of Milbank, Tweed, Hadley
and McCloy, partner from 1980 to 1993; Director of British
Nuclear Fuels, Inc.; Member of the Advisory Board of American
Flywheel Systems, Inc.; Chairman of The Hitachi Foundation.


                   BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

   The Board of Directors of the Company (the "Board") has standing Audit, Compensation and Nominating Committees.

   The Audit Committee held three meetings during 1996. The functions performed by the Committee include recommending to the Board of independent certified public accountants, reviewing the quarterly results of the Company's operations, reviewing the plan of audit and the audit results, and consulting with the accountants on the adequacy of internal controls. Directors Hills (Chairman), Matthews and Richardson are members of the Audit Committee.

   The Compensation Committee held four meetings during 1996. The functions performed by the Compensation Committee include the setting and approval of salaries of all officers and key employees whose annual base salary is $150,000 or more, as well as bonus awards to officers and key employees of the Company and its divisions and subsidiaries, and the administration of grants under the Company's existing award plans. Directors Leisz (Chairman), Derbes and Mills are members of the Compensation Committee.

   The Nominating Committee held one meeting during 1996. It is the function of the Nominating Committee to consider and nominate persons to serve as directors of the Company. Directors Antle (Chairman), Derbes and Hills are members of the Nominating Committee. The Nominating Committee will consider nominees recommended by stockholders pursuant to the procedures set forth in the Company's By-laws requiring that notice of a stockholder nomination be given to the Company not less than 90 days before the Annual Meeting over the signature of at least five stockholders holding an aggregate of at least 5% of the total outstanding stock of the Company.

   The Board held six meetings during 1996. All of the Company's directors attended 75% or more of the meetings of the Board and of the committees on which they served except for directors Mills, who attended 70% of all meetings of the Board and the committees on which he served, and Bronner, who attended one of the two Board meetings held since her appointment to the Company's Board.

                            COMPENSATION OF DIRECTORS

   Fees. Each director who is not an employee of the Company or any of its subsidiaries (an "Outside Director") is compensated at the rate of $20,000 annually. The Chairman of the Audit Committee and the Chairman of the Compensation Committee each receives additional compensation of $2,000 annually. Employee members of the Board are not paid for their services as directors. Outside Directors are eligible to receive grants of restricted stock and to participate in the Deferred Compensation Plan, the Company's stock option and restricted stock plans and the 1988 Non-Employee Director Stock Option Plan, pursuant to the terms further described below.

   Restricted Stock Grants. Each Outside Director receives an annual grant of 500 shares of restricted stock (the "Restricted Stock") from the Company on the first day of each calendar year. In addition to the annual grants, each new Outside Director also receives an initial grant of 500 shares of Restricted Stock as of the first business day following such director's election or appointment. Each grant of Restricted Stock vests upon the fifth anniversary of the grant date, and is subject to forfeiture in the event that the Outside Director ceases to be a member of the Board before such anniversary. The Restricted Stock vests automatically, however, in the event that the Outside Director resigns from the Board in connection with his or her retirement from the Board after the age of 59, or in the event of the Outside Director's death.

   Deferred Compensation and Common Stock Plan. Any Outside Director may participate in the Deferred Compensation and Common Stock Plan by notifying the Company in writing. Under such plan, any Outside Director may defer all or a portion of such director's fees, which are then converted into stock units by dividing the amount deferred by the closing price per share of Common Stock on the New York Stock Exchange on the last day of the calendar quarter. The number of stock units are then credited to a separate stock unit account established for the participant. When a participant ceases to be a director of the Company, or upon the date of such participant's retirement from principal employment, whichever date occurs first, the Company distributes to the participant, in five equal annual installments (or at the director's election, in ten annual installments), the number of shares represented by such director's accrued stock units or, at the election of the Company, cash equal to the then prevailing market value of such shares. Such distributions are subject to forfeiture in certain events. During the year ending December 31, 1996, no fees were deferred for Outside Directors.

   Restricted Stock and Stock Option Plans. The purpose of providing Outside Directors with stock option awards pursuant to the Company's restricted stock and stock option plans is twofold; first, to provide Outside Directors with an equity interest in the Company and second, to secure for the Company and its stockholders the benefits inherent in such equity ownership by persons whose advice and counsel are important to the continued growth and success of the Company.

   1995 Stock Option and Restricted Stock Plan. In December 1994, the Board adopted, subject to stockholder approval, the 1995 Stock Option and Restricted Stock Plan (the "1995 Plan"). The 1995 Plan was approved by the stockholders of the Company in May 1995, and amended by the Board on December 5, 1996. Pursuant to the 1995 Plan, 2,000,000 shares of Common Stock were reserved for issuance upon exercise of options or in connection with awards or authorizations to make direct purchases of stock. The 1995 Plan contemplates grants to both employees and directors.

   All grants to Outside Directors are made automatically under the terms of the 1995 Plan. Each Outside Director serving at the time of the 1995 Plan's adoption was granted stock options to purchase 12,500 shares of Common Stock (the "Initial Grant"). Each Outside Director also receives, on the first and second anniversaries of the Initial Grant, additional stock options to purchase 2,500 shares. Under the 1995 Plan, new Outside Directors receive stock options to purchase 12,500 shares on the first business day following appointment or election. Additionally, each new Outside Director receives stock options to purchase 2,500 shares on the first and second anniversaries of such director's appointment or election. The exercise price of each option granted under the 1995 Plan is equal to the fair market value of the Common Stock on the date of the grant.
Under the terms of the 1995 Plan as amended on December 5, 1996, all options granted to Outside Directors are exercisable in three installments:
34% on the first anniversary of the grant, 33% on the second anniversary and 33% on the third anniversary. Other than in the event of a director's death or the Company's merger, consolidation, acquisition, liquidation or dissolution, in which case shorter periods may apply, options held by non-employee directors expire ten years and one day from the grant date. Options are not transferable except by will or the applicable laws of descent and distribution.

   As of the date of this proxy statement, each current Outside Director (except for Ms. Bronner, who has received stock options to purchase 12,500 shares) has received stock options to purchase an aggregate of 17,500 shares of the Company's Common Stock pursuant to the provisions of the 1995 Plan.

      1988 Non-Employee Director Stock Option Plan. The 1988 Stock Option Plan for Non-Employee Directors (the "1988 Directors Plan") is designed to work automatically, without administration. Each Outside Director is granted an option to purchase 1,000 shares of Common Stock on the first business day of the month following the date on which such person first becomes a director, and an additional 1,000 shares on the first business day of the second, third and fourth month following the date on which such person first becomes a director.

   The exercise price of each option granted under the 1988 Directors Plan is equal to the fair market value on the date prior to the date of grant. An option granted under the 1988 Directors Plan is immediately exercisable as to 25 percent of the number of shares subject to the options in the first year following the date of grant. Thereafter, the options become exercisable cumulatively as to an additional 25 percent in each succeeding year.

   If the optionee ceases to serve as a director of the Company for any reason other than death or permanent disability, the right to exercise the option expires thirty days after the optionee ceases to serve as a director of the Company. However, in the event of death, any outstanding option may be exercised (subject to the expiration date of the option) during the one year period after the date of death, but only to the extent it was exercisable on the date of such death. In the event of permanent disability, any outstanding option may be exercised (subject to the expiration date of the option) during a period of one year after such disability but only to the extent it was exercisable on the date of such disability. Options granted under the 1988 Directors Plan are non-transferable except in the case of death (where the option may be exercised by the optionee's estate or any person who acquired the right to exercise the option by bequest or inheritance or by reason of the death of the optionee). In any event, an option will expire no later than ten years and one day following grant.

   As of the date of this proxy statement, each current Outside Director has received the full grant of 4,000 shares. Of the total 100,000 shares originally reserved for issuance pursuant to the 1988 Directors Plan, 64,000 shares remain available for grant of issuance.


                            COMPENSATION OF EXECUTIVE OFFICERS

   Summary Compensation Table. The following table sets forth the cash and non-cash compensation, awarded to or earned by the Chief Executive Officer and the other named executive officers of the Company for the years indicated.





                                                                      Long Term
                                                                      ---------
                             Annual Compensation                     Compensation
                             -------------------                     ------------
                                                    Other        Restricted   Securities
Name                                                Annual(2)      Stock      Underlying     All Other
and Principal                  Salary   Bonus(1)  Compensation     Awards      Options     Compensation(3)
Position                 Year    ($)      ($)         ($)           ($)          (#)            ($)
-------------------------------------------------------------  ------------------------  -------------

William S. Antle III     1996  $485,000 $475,000      _         $950,000(4)         0      $79,974(5)
Chairman of the Board,   1995   450,000  465,000      _                  0     70,000       77,826(6)
Chief Executive Officer  1994   415,000  500,000      _                  0    150,000       59,634(7)
and President

Coleman S. Hicks*        1996   285,000  165,000      _          593,750(4)         0       35,541(5)(8)
Senior Vice President,   1995    91,664  105,000      _                0      102,000       65,327(9)
General Counsel          1994       N/A      N/A     N/A             N/A          N/A          N/A
and Secretary

Pamela F. Lenehan        1996   275,000   200,000     _          593,750(4)         0       32,127(5)
Senior Vice President,   1995   218,757   200,000     _                0      102,000       14,688
Corporate Development    1994       N/A       N/A    N/A             N/A          N/A          N/A
and Treasurer

Francis J. Lunger        1996   275,000   200,000     _          593,750(4)        0       19,342(5)
Senior Vice President    1995    36,489    50,000     _                0      77,000            0
and Chief Financial      1994       N/A       N/A    N/A             N/A         N/A          N/A
Officer

-------------------------------------------------------------  ------------------------  ----------------

 *    Mr. Hicks is also President of the Oak Frequency Control Group.
(1) The bonus amounts are payable pursuant to the Oak Bonus Program described under the caption "Compensation Committee Report on Executive Compensation".
(2) Unless otherwise indicated, perquisites for an executive officer do not exceed the lesser of $50,000 or 10% of such officer's salary and bonus.
(3) The compensation reported represents Company contributions under the Company's Retirement Savings Plan, which is qualified under Sections 401(a) and 401(k) of the Internal Revenue Code, and the Company's non-qualified Supplemental Retirement Income Plan.
(4) Represents the dollar value on December 4, 1996, the award date, of an award to such individual of restricted Common Stock. On such date, the fair market value of the Common Stock was $23.75. Each of Messrs. Antle, Hicks, Lunger, and Ms. Lenehan received 40,000, 25,000, 25,000 and 25,000 shares of restricted Common Stock respectively; the foregoing amounts represent the total shares of restricted stock held by such individuals. Restrictions with respect to these shares will lapse on January 1, 2000. Although the Company is presently prohibited from paying dividends under the terms of its credit facilities, if the Company were to declare dividends on its Common Stock, the holder of these shares would be entitled to such dividends.
(5) Includes $8,602, $1,413, $102 and $1,296 in term life insurance premiums paid by the Company for the benefit of Messrs. Antle and Hicks, Ms. Lenehan, and Mr. Lunger, respectively.
(6) Includes $6,117 in term life insurance premiums paid by the Company for the benefit of Mr. Antle.
(7) Includes $5,881 in term life insurance premiums paid by the Company for the benefit of Mr. Antle.
(8) Includes reimbursement of relocation expenses in the amount of $4,538.
(9) Includes (a) reimbursement of relocation expenses in the amount of $37,739 and (b) $21,154 paid to Mr. Hicks for certain consulting services prior to his employment by the Company.


   Stock Option/Stock Appreciation Right Grants. The Company did not make any grants of stock options or stock appreciation rights to any of the named executive officers during 1996.

   The following table summarizes information with respect to options held by each of the named executive officers at the end of 1996. The values shown may never be realized and depend on the future performance of the Company's stock. Options were exercised by certain of such officers during 1996 as indicated below.





       Aggregated Option Exercises During Fiscal Year 1996 and Fiscal Year-End Option Values

                                                      Number of Securities
                                                     Underlying Unexercised      Value of Unexercised
                                                        Options at FY-End        In-the-Money Options
                                                                (#)            at FY-End [$23.00/share($)](2)

                                              Value
                           Shares Acquired   Realized      Exercisable/              Exercisable/
Name                       on Exercise (#)    ($)(1)      Unexercisable              Unexercisable

William S. Antle III         60,000          $1,485,659    385,900/95,700            $4,251,516/__ __(3)
Chairman of the Board,
Chief Executive Officer
and President

Coleman S. Hicks                  0                   0     34,680/67,320            __ __(3)/  __ __(3)
Senior Vice President,
General Counsel
and Secretary

Pamela F. Lenehan                 0                   0     34,680/67,320            __ __(3)/  __ __(3)
Senior Vice President,
Corporate Development
and Treasurer

Francis J. Lunger                 0                   0     26,179/50,821            __ __(3)/  __ __(3)
Senior Vice President and
Chief Financial Officer


(1)   Based on market value of the Company's Common Stock at exercise minus the exercise price.
(2)   Based on market value of the Company's Common Stock at the end of fiscal 1996 minus the exercise price.
(3)   As of the end of fiscal 1996, these options were not in the money.


   Pension Plans. Although the Company maintains defined benefit pension plans (the "Pension Plans") for its employees and the employees of certain of its subsidiaries, effective fiscal year 1993, the benefit plans were amended to cease all future benefit accruals with respect to executive officers of the Company. Instead, executive officers of the Company became eligible to participate in the Company's Supplemental Retirement Income Plan (the "SRIP"). Generally, benefits under the Pension Plans are payable to participants based upon average career salary and years of credited service. On the fifth anniversary of his employment, Mr. Antle, the only named executive who is a beneficiary under the Pension Plans, vested in accrued benefits equaling $12,881.50 annually beginning at age 65.

   Severance Agreements. Each of Messrs. Antle, Hicks and Lunger and Ms. Lenehan is party to a severance agreement (each, an "Agreement"), with the Company. Each Agreement provides that the executive officer's employment shall be at will, terminable by the Company or the executive officer with or without cause, or by death or disability. In the event of a termination by the Company without cause, or by the executive officer with cause, the executive officer is entitled to receive benefits as follows: Mr. Antle, two years' then-current base salary with continued fringe benefits and perquisites for a period of two years after the date of termination; and each of Messrs. Hicks and Lunger, and Ms. Lenehan, one year's then-current base salary with continued fringe benefits and perquisites for period of one year after the date of termination. In the event that an executive officer's employment is terminated within three years after a change of control of the Company, such executive officer is entitled to severance benefits substantially as follows: a lump sum cash amount equal to 300% of
(a) the executive's then-current base salary plus (b) the average of the bonuses earned by such executive for the three years completed immediately prior to the termination or to the change of control, whichever is higher; a pro-rata portion of the executive's target bonus for the year of termination; and, continued fringe benefits and perquisites for a period of three years. Under the Employment Agreements, a "change of control" occurs upon (i) the acquisition by a party of more than 20% (which may be increased up to 50% by the Board) of the Company's Common Stock outstanding, (ii) a change in individuals constituting the Board as of the date of the Agreements such that such individuals no longer constitute at least a majority of the Board, (iii) approval by the stockholders of the Company of a reorganization, merger, consolidation or other transaction that will result in the transfer of ownership of more than 50% of the Company's Common Stock or (iv) the liquidation or dissolution of the Company or the sale of substantially all of the Company's assets.

   Compensation Committee Report on Executive Compensation. The Board has designated a Compensation Committee (the "Committee") consisting of Messrs. Leisz (Chairman), Derbes, and Mills. None of the foregoing Committee members is a current or former employee of the Company. The Board and the Committee believe that the Company's compensation system has served and will serve to attract and retain executives necessary to the Company's continued improvement and development, with the potential of improving the Company's earnings and value to its stockholders.

   The charter of the Committee directs that the Committee review and recommend to the Board all compensation changes for employees receiving an annual base salary of $150,000 or more. Each year, the Committee submits its recommendations to the Board for consideration and final approval; the Board did not materially modify or disapprove any of the Committee's recommendations for the 1997 fiscal year. In his capacities as Chief Executive Officer (the "CEO") and President, Mr. Antle, who is also Chairman of the Board of Directors, submits salary change recommendations to the Committee; salary recommendations for Mr. Antle as CEO and President, however, are made by the Committee to the Board. The Committee also makes grants of stock options and restricted stock to employees. Additionally, the Committee is responsible for reviewing and recommending to the Board new benefit plans and perquisite programs, as well as material changes to any of the Company's compensation plans or programs.

   It is the Board's intention that the Company perform within the top quartile of manufacturing companies included in the S&P Industrials Index. The Committee reviews measures such as sales growth, net income growth, return on sales, return on assets and equity and earnings per share in evaluating the Company's performance against the Board's objectives. The Board endeavors to encourage and recognize performance by providing senior executives the opportunity to earn compensation at the top quartile levels according to recognized national compensation surveys. The Committee has selected the independently-prepared Project 777 Annual Survey of manufacturing companies as the primary basis for establishing total compensation targets, which are attainable by the Company's executives through base salary and bonuses based in significant part on the Company's performance.

   While bonus targets for divisional personnel are based on divisional and corporate income goals, bonus targets for corporate personnel are based on Company net income goals approved by the Board. Bonus payments are based in part on the Company's performance against the Board approved goals and in part on the overall performance of the individual as determined by the Committee and the Board. Consistent with the foregoing, in the case of Mr. Antle in his capacities as CEO and President, an annual bonus is developed by the Committee for recommendation to the Board based on the performance of the Company and of Mr. Antle as CEO and President in the previous year. Factors influencing the Committee's recommendation of Mr. Antle's 1996 bonus include the Company's sales growth and profitability in 1996 and Mr. Antle's development of a strategic plan for the Company. The Company's performance has continued to place it within the most recently reported results of the top quartile of companies covered in the Project 777 survey.

   The bonuses reflected in the Summary Compensation Table above reflect the satisfaction of the Committee and the Board with the performance of the Company and the named executives during 1996. The Committee believes that total compensation to the named executives approximates top quartile compensation, against performance within the top quartile. The Committee foresees continuing to emphasize performance bonus opportunities as an increasing percentage of total compensation.

   The Committee awards stock options and restricted stock pursuant to plans that have been approved by the stockholders of the Company, it being intended that such awards tie long-term compensation with the interests of the Company's stockholders. In making awards of stock options, the Committee considers the individual's potential impact on the growth and profitability of the Company, the individual's level of responsibility within the organization and prior grants to the individual. The Committee anticipates that it will make periodic grants of restricted stock in order to attract and retain individuals the Committee believes will be key to the Company's growth and future performance. This year, the Committee approved grants of restricted stock to a number of individuals, including the named executive officers, in recognition of their performance and to encourage their continued tenure with the Company. The Committee plans to continue to provide the Company's executives with equity positions roughly competitive with those available from other companies, particularly as compared to Project 777 data. As supported by the graph below, it is the Committee's view that the performance of the Company's management has resulted in a significant increase in stockholder value.

   Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the Company's CEO or any of the four other most highly compensated executive officers of the Company. Certain performance-based compensation, however, is specifically exempt from the deduction limit. The Company does not have a policy that requires the Committee to qualify stock options or restricted stock awarded to executive officers for deductibility under Section 162(m) of the Internal Revenue Code.


   COMPENSATION COMMITTEE
   George W. Leisz (Chairman)
   Daniel W. Derbes
   Christopher H. B. Mills


Common Stock Performance Graph. The graph below compares the cumulative total stockholder return on the Common Stock of the Company for each of the Company's last five fiscal years with the cumulative total return on the Standard and Poor's ("S&P") Industrials Index and the Dow Jones Equity market over the same periods. The graph assumes that $100 was invested on December 31, 1991 in each of the Company's Common Stock, the S&P Industrials Index and the Dow Jones Equity market, and that dividends, if any, were reinvested. The Company has chosen such indices because the Company's operating units serve a wide variety of industries and because, given the Company's intention to acquire businesses in a variety of industries, comparison with a narrow industry sub-group would not be meaningful.



                                        OAK INDUSTRIES INC.
                              Total Cumulative Shareholder Return For
                             Five-Year Period Ending December 31, 1996
 Measurement Period                                                          Dow Jones
(Fiscal Year Covered)            Oak Industries Inc.    S&P Industrials         Equity
---------------------            --------------       ---------------        ---------
Measurement Pt-12/31/91              $100.00               $100.00            $100.00
              -12/31/92               253.20                105.71             108.61
              -12/31/93               354.48                115.25             119.41
              -12/31/94               487.74                119.69             120.33
              -12/31/95               397.12                161.01             166.31
              -12/31/96               490.41                197.98             205.57

                      CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   In connection with a secondary public offering in 1993 (the "Offering"), certain officers of the Company, including Mr. Antle, who is also a director of the Company, purchased shares with loans from the Company at a price of $14.50 per share, which was the price at which shares were sold to the public in the Offering. Mr. Antle's loan is evidenced in the form of a promissory note (the "Promissory Note"), and is secured by the Common Stock purchased from the amount advanced. The Promissory Note is repayable in full on January 1, 2000, and prepayable in certain circumstances, including the termination of employment. Interest on the Promissory Note is calculated quarterly, on a retroactive basis, based on the interest rate applicable to the Company's outstanding debt, and is payable annually until maturity. During 1996, the largest aggregate amount of indebtedness outstanding under the Promissory Note was $333,493. As of February 19, 1997, $284,659 remained outstanding under the Promissory Note.


              RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

   Based upon the recommendation of the Audit Committee, the Board has selected Price Waterhouse LLP to serve as the Company's independent accountants for the year ending December 31, 1997. Price Waterhouse LLP has served as the Company's accountants since the fiscal year ended December 31, 1990. A representative of Price Waterhouse LLP will be present and have the opportunity to make a statement at the Annual Meeting, and be available to respond to appropriate questions.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THIS SELECTION.


                               OTHER MATTERS

   The Board does not intend to bring any other matters before the Annual Meeting, nor is it aware of any other matters to be brought before the Annual Meeting by others. However, if other matters should come before the Annual Meeting, it is the intention of the proxy holders named in the enclosed form of proxy to vote in accordance with their discretion on such matters.


                         STOCKHOLDER PROPOSAL DEADLINE

   A stockholder proposal intended to be presented at the Company's 1998 Annual Meeting of Stockholders must be received by the Secretary of Oak Industries Inc. at 1000 Winter Street, Waltham, Massachusetts 02154 no later than November 21, 1997.


                            EXPENSES OF SOLICITATION

   The cost of preparing, assembling and mailing this proxy statement and form of proxy and the cost of soliciting proxies for the Annual Meeting will be borne by the Company. The Company will solicit proxies by use of the mails; in addition, officers, directors and regular employees of the Company may solicit proxies in person or by telephone or telegraph. The Company has also retained Morrow and Co. to aid in the solicitation of proxies. The Company estimates that it will pay Morrow and Co. fees of $8,000 for these services, plus related expenses. The Company will reimburse brokers and other persons holding stock in their names or in the names of nominees for expenses incurred sending proxy material to and obtaining the proxies from their principals.

                                 COLEMAN S. HICKS
                                 Senior Vice President,
                                 General Counsel and Secretary

Waltham, Massachusetts
March 11, 1997




Appendix A


PROXY

                           OAK INDUSTRIES INC.
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                             April 16, 1997

    The undersigned hereby appoints Coleman S. Hicks, Pamela F. Lenehan, and Francis J. Lunger, or any of them, proxies, with full power of substitution, to vote all shares of the Common Stock of Oak Industries Inc. (the "Company") held of record by the undersigned as of February 19, 1997, at the Annual Meeting of Stockholders to be held on Wednesday, April 16, 1997, at 9:30 a.m., Pacific Daylight Time, at the Hyatt Regency La Jolla at Aventine, 3777 La Jolla Village Drive, San Diego, California or any adjournment thereof.

    IMPORTANT: To secure a quorum and to avoid the expense and delay of sending follow-up letters, please mail this proxy promptly in the envelope provided. Your vote is important whether your holdings are large or small. Execution of a proxy will not in any way affect a stockholder's right to attend the Annual Meeting and vote in person. Any stockholder giving a proxy has the right to revoke it by written notice to the Secretary of the Company at any time before it is exercised or by delivering a later exercised proxy to the Secretary of the Company at any time before the original proxy is exercised.

                 CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                                                    [SEE REVERSE SIDE]





/X/ Please mark
    votes as in this
    example

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH NOMINEE AND FOR PROPOSAL 2.


1.  Election of Directors:

Election of eight directors for terms of one year:

NOMINEES: William S. Antle III, Beth L. Bronner, Daniel W. Derbes, Roderick M. Hills, George W. Leisz, Gilbert E. Matthews,
Christopher H.B. Mills,  Elliot L. Richardson


/ /  FOR  / /  WITHHELD

-----------------------------------------
/ /For all nominees except as noted above

2. Ratification of the selection of Price Waterhouse LLP as the Company's independent accountants for the fiscal year 1997.

/ / FOR    / /  AGAINST  / /  ABSTAIN

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

                 MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT  / /

Signatures should agree with the name or names on the stock certificate as they appear hereon. Executors, administrators, trustees, attorneys or guardians should give full title.


Signature:-------------------------------------------Date:--------------

Signature:-------------------------------------------Date:--------------